Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

July 17, 2026

Exhibit 5.1 and 23.2

Nextpower Inc.
6200 Paseo Padre Parkway
Fremont, California 94555

Ladies and Gentlemen:

We have acted as counsel for Nextpower Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act a total of 1,185,733 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), which are comprised of 810,733 Shares that may become issuable in respect of performance-based restricted stock unit inducement awards and 375,000 Shares that may become issuable in respect of service-based restricted stock unit inducement awards (collectively, the “Inducement Awards”) in accordance with the terms of the applicable award agreement, granted to employees of Prevalon Energy LLC (“Prevalon”) as a material inducement for commencing employment with the Company in connection with the Company’s acquisition of Prevalon (the “Acquisition”), pursuant to the terms of that certain Equity Purchase Agreement dated as of May 28, 2026 by and between the Company, Nextpower LLC, Prevalon and Emerald Energy Storage LLC. The Inducement Awards will be granted by the Company pursuant to Nasdaq Listing Rule 5635(c)(4) and were approved by the Company’s Compensation and People Committee of the Board of Directors. As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We, as the Company’s counsel, have examined originals or copies of such documents, corporate records and other instruments and such matters of fact and law as we have deemed necessary or advisable for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Shares that may become issuable pursuant to the Inducement Awards, have been duly authorized and, when and to the extent issued in accordance with the terms of the Inducement Awards, will be legally and validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is provided to the Securities and Exchange Commission for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without express written consent.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP